Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Applied Materials, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-35396; 333-116393; 333-143377; 333-157661; 333-181666; 333-185290; 333-211965; and 333-225578) and Form S-3ASR (333-225577) of Applied Materials, Inc. of our reports dated December 13, 2019, with respect to the consolidated balance sheets of Applied Materials, Inc. and subsidiaries as of October 27, 2019 and October 28, 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended October 27, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of October 27, 2019, which reports appear in the October 27, 2019 annual report on Form 10-K of Applied Materials, Inc.

Our report dated December 13, 2019 refers to a change in the Company’s methods of accounting for revenue and intra-entity transfers of assets other than inventory in 2019 due to the adoption of new accounting standards.

/s/ KPMG LLP
KPMG LLP

Santa Clara, California
December 13, 2019
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